Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated March 14, 2017
Registration No. 333-213027

MPT Operating Partnership, L.P.

MPT Finance Corporation

3.325% Senior Notes due 2025

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus Supplement”). The information in this Supplement supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

Issuers:	MPT Operating Partnership, L.P. and MPT Finance Corporation

Guarantee:	Guaranteed by the Issuers’ parent company, Medical Properties Trust, Inc.

Aggregate Principal Amount:	€500,000,000

Title of Securities:	3.325% Senior Notes due 2025

Final Maturity Date:	March 24, 2025

Public Offering Price:	100.00%

Coupon:	3.325%

Yield to Maturity:	3.325%

Spread to Benchmark:	+266.6 bps

Benchmark:	0.500% DBR due February 2025

Gross Proceeds to Issuers:	€500,000,000

Net Proceeds to Issuers before Expenses:	€496,875,000

Interest Payment Date:	March 24

First Interest Payment Date:	March 24, 2018

Optional Redemption:

At any time, the Notes may be redeemed, in whole or in part. If the Notes are redeemed prior to 90 days before maturity, the redemption price will be equal to 100% of their principal amount, plus a make-whole premium (DBR+50), plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date.

Within the period beginning on or after 90 days before maturity, the Notes may be redeemed, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date.

Change of Control:	Putable to the Issuers at 101% of principal amount, plus accrued and unpaid interest and additional amounts, if any, thereon to, but excluding, the change of control purchase date.

ISIN Number:	ISIN: XS1523028436

Common Code:	Common Code: 152302843

Distribution:	SEC Registered (Registration No. 333-213027)

Anticipated Listing:	Application will be made for the Securities to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market.

Trade Date:	March 14, 2017

Settlement:	T+8 on March 24, 2017

Use of Proceeds:	As set forth in the Preliminary Prospectus Supplement

Active Joint Book-Running Managers:	Crédit Agricole Corporate and Investment Bank Goldman, Sachs & Co.

Passive Joint Book-Running Managers:	Barclays Bank PLC BBVA Securities Inc. Credit Suisse Securities (Europe) Limited J.P. Morgan Securities plc Merrill Lynch International Wells Fargo Securities International Limited

Co-Lead Managers:	KeyBanc Capital Markets Inc. MUFG Securities EMEA plc RBC Europe Limited Scotiabank Europe plc Stifel, Nicolaus & Company, Incorporated SunTrust Robinson Humphrey, Inc.

Denominations/Multiple:	€100,000 and integral multiples of €1,000 in excess thereof

The Issuers have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents MPT Operating Partnership, L.P. and Medical Properties Trust, Inc. have filed with the SEC for more complete information about the Issuers, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Crédit Agricole Corporate and Investment Bank at +44 207 214 6641 or e-mail: syndicate@ca-cib.com or Goldman, Sachs & Co. at 1-866-471-2526 or e-mail: prospectus-ny@ny.email.gs.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

3